avp crocs
                                      tour

                    AVP, INC. ELECTS BRETT D. YORMARK TO ITS
                               BOARD OF DIRECTORS

LOS ANGELES, Calif., - September 6, 2006 - AVP, Inc. (OTC Bulletin Board: AVPI), a lifestyle sports entertainment company focused on professional beach volleyball, today announced that it has elected Brett D. Yormark, President and CEO of Nets Sports and Entertainment, to its Board of Directors. AVP has a total of eight board members, a majority of whom are independent directors.

"We are delighted to have Brett join our Board. He is one of the top executives in the sports industry and has extensive contacts among major corporate sponsors, which we believe will significantly assist our sponsorship sales efforts," said Leonard Armato, Chief Executive Officer of AVP, Inc. "Under Brett's leadership, the Nets have seen substantial gains in new ticket sales and great progress in developing corporate sponsorships, including branding, marketing, sponsorship sales and game entertainment. The Nets also made significant contributions to the great success of our recent Coney Island event."

Mr. Yormark joined Nets Sports and Entertainment in January 2005, after a successful six-year stint with NASCAR, during which he helped build the stock-car racing company into a major sports property. As managing director, corporate marketing at NASCAR from 1998-2000, and, then as vice president, corporate marketing, he developed partnerships with more than 50 of America's biggest companies, including Home Depot, Toyota, UPS, Domino's, Proctor & Gamble, Gillette, M&M's and Sunoco. In 2003, he oversaw a $750 million deal with Nextel Communications -- changing the name of stock car racing's premier circuit to the NASCAR Nextel Cup -- still the largest sponsorship agreement in the history of American sports.

Prior to joining NASCAR and opening its New York sales and marketing office in 1998, Mr. Yormark gained extensive NBA experience working with the Nets, first as Vice President for corporate marketing (1994) and later as the senior vice president for corporate marketing (1995 - 1998). Earlier in his career, he held top sales executive positions with the Detroit Pistons, the Palace of Auburn Hills and Pine Knob Music Theatre. In 2006, he was named for the third time to the prestigious "Forty Under 40" list by Sports Business Journal and to Crain's New York Business' "40 Under Forty" roster for the second time in his career.

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About AVP, Inc.
AVP, Inc. is a lifestyle sports entertainment company focused on the production, marketing and distribution of professional beach volleyball events worldwide. AVP operates the industry's most prominent volleyball tour in the United States, the AVP Crocs Tour. Featuring more than 200 of the top American men and women competitors in the sport, AVP will hold 16 AVP Crocs Tour events throughout the United States in 2006. In 2004, AVP athletes successfully represented the United States during the Olympics in Athens, Greece, winning gold and bronze medals, the first medals won by U.S. women in professional beach volleyball. For more information, please visit www.avp.com.

All above-mentioned trademarks are the properties of their respective owners.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual results might differ materially from those in the forward-looking statements, if we receive less sponsorship and advertising revenue than anticipated, or if attendance is adversely affected by unfavorable weather. Event-related expenses, such as for the stadium, transportation and accommodations, or security might be greater than expected; or marketing or administrative costs might be increased by our hiring, not currently planned, of a particularly qualified prospect. Additional factors have been detailed in the Company's filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.


Contacts:
AVP, Inc                                MKR Group, LLC
Andrew Reif                             Investor Relations
COO and CFO                             Todd Kehrli or Jim Byers
(310) 426-8000                          (818) 556-3700
areif@avp.com                           ir@mkr-group.com